Item 77C DWS Technology Fund

Registrant incorporates by reference to its
Proxy Statement filed on January 4,
2008 (SEC Accession No. 0001193125-08-001712).
A Special Meeting of Shareholders of the
Technology Fund (the "Fund") was
held on March 31, 2008 at the offices of
Deutsche Asset Management, 345 Park
Avenue, New York, NY 10154. The following
matters were voted upon by the
shareholders of said Fund (the resulting votes
presented below):
1.	Election of the Board of Trustees of the
Fund.

Number of Votes:
Trustee
For
Withheld
John W. Ballantine
41,901,450.2768
2,089,170.2247
Henry P. Becton, Jr.
41,827,729.2226
2,162,891.2789
Dawn-Marie Driscoll
41,814,300.2099
2,176,320.2916
Keith R. Fox
41,810,264.8586
2,180,355.6429
Paul K. Freeman
41,884,062.7974
2,106,557.7041
Kenneth C. Froewiss
41,888,714.3647
2,101,906.1368
Richard J. Herring
41,907,961.1592
2,082,659.3423
William McClayton
41,889,922.5328
2,100,697.9687
Rebecca W. Rimel
41,876,096.8862
2,114,523.6153
William N. Searcy, Jr.
41,860,263.1779
2,130,357.3236
Jean Gleason Stromberg
41,846,460.8428
2,144,159.6587
Robert H. Wadsworth
41,905,165.2445
2,085,455.2570
Axel Schwarzer
41,874,884.3237
2,115,736.1778

2.	Approval of an Amended and Restated
Investment Management Agreement.
Number of Votes:
For
Against
Abstain
30,689,900.9816
2,292,045.8275
2,138,582.6923

3.	Approval of a Subadvisor Approval
Policy.
Number of Votes:
For
Against
Abstain
30,698,929.9463
2,286,858.5252
2,134,741.0299

4.	Approval of the Revision of the
Fundamental Policy regarding Commodities.
Number of Votes:
For
Against
Abstain
30,305,685.4358
2,402,862.4943
2,411,981.5712